Exhibit 21.1
Subsidiaries of Cutera, Inc. (DE)

    Name                    State or Country of Incorporation or Organization
Cutera Australia Party Limited                    Australia
Cutera SPRL                            Belgium
Cutera Canada, Inc.                        Canada
Cutera Limited                            England & Wales
Cutera Importing Limited                    England & Wales
Cutera France SarL                        France
Cutera Germany GmbH                        Germany
Cutera HK Limited                        Hong Kong
Cutera Japan K.K.                        Japan
Cutera Spain S.L.                        Spain
Cutera Switzerland GmbH                    Switzerland